EXHIBIT 8.1

[ Letterhead of Sullivan & Cromwell LLP ]

May 10, 2017

Urban Edge Properties
888 Seventh Avenue,
New York, New York 10019

Dear Sirs:
We have acted as your counsel in connection with the filing of the Prospectus Supplement, dated May 4, 2017 (the “Prospectus Supplement”), to the Registration Statement on Form S-3, filed on August 5, 2016 (the “Registration Statement”) of Urban Edge Properties (“UEP”).

In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied, without independent investigation, as to certain factual matters upon the statements and representations contained in a certificate provided to us by UEP, dated May 10, 2017 (the “UEP Certificate”).

In rendering this opinion, we have also assumed, with your approval, that (i) the statements and representations made in the UEP Certificate are true and correct and (ii) the UEP Certificate has been executed by appropriate and authorized officers of UEP.

Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that commencing with its taxable year ending December 31, 2015, UEP has been organized in conformity with the requirements for qualification as a REIT under the Code, its manner of operations has enabled it to satisfy the requirements for qualification as a REIT for taxable years ending on or prior to the date hereof, and its current and proposed method of operations will enable it to satisfy the current requirements for qualification and taxation as a REIT for subsequent taxable years. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

UEP’s qualification as a REIT will depend upon the continuing satisfaction by UEP of the requirements of the Code relating to qualification for REIT status for relevant periods, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We have not monitored and do not undertake to monitor whether UEP actually has satisfied or will satisfy the various REIT qualification tests.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus included in the Registration Statement that is referenced under the heading “Additional Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ Sullivan & Cromwell LLP